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                                                                 Exhibit 99.21

Keravision Announces Distribution Deal With Laser Vision Centers, Inc. For Intacs Treatment In 40 States

Major Excimer Laser Provider To Offer The First Fda-Approved Non-Laser Surgical Option For Nearsightedness

Fremont, CA (April 15, 1999) -- KeraVision, Inc. (Nasdaq: KERA), the vision correction company, said it signed a distribution agreement with Laser Vision Centers, Inc. (Nasdaq: LVCI), one of the world's largest providers of excimer lasers for correcting common vision problems, to make KeraVision's initial product, Intacs for myopia, available to 480 surgeons at more than 180 locations throughout the U.S. that are served by Laser Vision.

KeraVision's application to sell Intacs, a non-laser surgical option for people with nearsightedness (myopia), was approved for sale in the U.S. by the Food and Drug Administration on April 9. Intacs are the first approved non-laser surgical product in the U.S. designed especially for mild myopia, which affects an estimated 20 million adult Americans. Intacs can also be removed if desired, allowing vision to return to preoperative levels in most cases -- an important new safety benefit for mild myopes.

Laser Vision Chief Executive Officer John J. Klobnak said, "We are pleased to add KeraVision Intacs to our inventory of refractive options. We believe our strong relationships with surgeons and our very effective surgeon training infrastructure were key elements in KeraVision's decision to select Laser Vision Centers for this important strategic alliance."

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "Laser Vision provides us with a unique delivery channel and marketing partner in key growth markets of the country. We are impressed by the infrastructure Laser Vision has put in place to serve and support their surgeons in providing the best possible treatment to their patients."

Loarie added, "This agreement with Laser Vision will augment
KeraVision's direct efforts to train surgeons and introduce Intacs into the marketplace."

The Laser Vision agreement is the third agreement KeraVision has reached with medical provider groups since the FDA approved Intacs for sale in the U.S. NovaMed Eye Care and ARIS Vision, Inc., both privately-held companies, agreed to offer Intacs to their surgeons and patients at a total of 24 vision correction surgery centers in nine metropolitan markets.

In clinical studies, 53 percent saw better than 20/20

In the U.S. clinical trials, more than half of the nearsighted patients saw better than 20/20 after the Intacs treatment and nearly three out of four saw at least 20/20.

Unlike laser procedures, Intacs are designed to reshape corneal curvature and correct myopia without cutting or removing tissue from the optical zone, the dome-shaped "window" at the front of the eye. Because Intacs are designed to work by adding material to the cornea instead of cutting or removing corneal tissue, Intacs are removable -- a first in the vision correction surgery field.

Laser Vision Centers, Inc., established in 1986, is the world's largest operator of excimer lasers, related equipment and support services for the treatment of nearsightedness, farsightedness and astigmatism.
Laser Vision Centers are located in nine countries and in 40 U.S.
states.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for mild myopia (nearsightedness) and potentially for mild hyperopia (farsightedness). These products offer alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is KeraVision Intacs for myopia, developed from a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, market acceptance of KeraVision Intacs, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to KeraVision Intacs or the surgical procedure, competitive products and technology, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
Intacs are a registered
trademark or trademark
of KeraVision, Inc.